Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
August 2, 2005		Dorothy Brown Smith
Vice President
Corporate Communication
(717) 396-5696

Investor Inquiries:
Beth Riley
Director
Investor Relations
(717) 396-6354

ARMSTRONG REPORTS SECOND QUARTER 2005 RESULTS

LANCASTER, PA August 2, 2005 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported second quarter 2005 net sales of $919.0 million that were 1.7% higher than second quarter net sales of $903.5 million in 2004. Excluding the effects of favorable foreign exchange rates of $14.8 million, consolidated net sales increased by 0.1%. Operating income of $36.6 million was recorded for the second quarter of 2005 compared to $2.0 million in the second quarter of 2004. 2004 results include a non-cash charge of $60.0 million to reflect a goodwill impairment loss related to the European resilient flooring reporting unit. Excluding this non-cash charge, operating income was $62.0 million in 2004. The decline in operating income was primarily due to higher raw material and energy costs and increased charges for cost reduction initiatives.

Segment Highlights

Resilient Flooring net sales were $317.6 million in the second quarter of 2005 and $321.9 million in the second quarter of 2004. Excluding the favorable impact of foreign exchange rates, net sales declined 2.9%. The decrease was primarily due to lower sales in the Americas, primarily residential vinyl products and laminate products. An operating loss of $3.9 million was recorded for the quarter compared to an operating loss in the second quarter of 2004 of $39.1 million. 2004 results include a non-cash charge of $60.0 million to reflect a goodwill impairment loss related to the European resilient flooring reporting unit. Excluding the $60.0 million charge, operating income declined $24.8 million. Operating results were negatively impacted by lower net sales, sales of lower margin products in Europe, increased costs to purchase PVC resins, increased charges for cost reduction initiatives and higher advertising and promotional expenses. These items were only partially offset by selling price gains and manufacturing efficiency improvements.

Wood Flooring net sales of $214.6 million in the second quarter of 2005 increased 0.2% from $214.1 million in the prior year. Units sold of pre-finished solid wood floors increased by approximately 2% in the second quarter primarily due to strong sales to home center retailers. Units sold of engineered hardwood floors increased 13% in the second quarter primarily due to continued strong overall demand. Net sales in the second quarter were negatively impacted by price declines which were made in response to declining lumber prices. Operating income was $19.9 million in the second quarter of 2005 compared to $21.1 million in the second quarter of 2004. The decline in operating income was primarily attributable to selling price decreases and non-lumber inflationary cost pressures greater than declines in lumber costs.

Textiles and Sports Flooring net sales in the second quarter of 2005 increased to $68.8 million from $65.1 million in 2004. Excluding the effects of favorable foreign exchange rates, sales were down 0.3% due to lower net sales related to sports flooring products, partially offset by increased sales of carpet flooring products. An operating loss of $0.5 million was recorded in 2005 compared to an operating loss in 2004 of $1.7 million. The 2005 operating loss decreased from 2004 as the benefit of lower selling, general and administrative (“SG&A”) expenses exceeded increased raw material costs.

Building Products net sales of $262.7 million in the second quarter of 2005 increased from $247.3 million in the prior year. Excluding the effects of favorable foreign exchange rates, sales increased by 3.9%, primarily due to a 6% unit volume increase combined with higher prices, partially offset by lower product mix. Operating income decreased to $37.6 million from operating income of $38.4 million in the second quarter of 2004. The decline was due to inflationary cost pressures offsetting higher sales prices, increased charges for cost reduction initiatives, and a mix shift to lower margin sales in both the U.S. and Eastern Europe.

Cabinets net sales in the second quarter of 2005 of $55.3 million increased from $55.1 million in 2004. Net sales were essentially flat as price increases were mostly offset by volume declines. An operating loss of $3.3 million was recorded in 2005 compared to operating income of $1.5 million in the prior year. The decline was due to the impact of higher SG&A expenses (primarily consulting costs, as well as employee compensation and selling-related expenses), costs incurred to shut down the Morristown, Tennessee manufacturing plant and manufacturing inefficiencies in other plants resulting from the transfer of production from Morristown.

Year-to-Date Results

For the six-month period ending June 30, 2005, net sales were $1,759.7 million, an increase of 0.6% from the $1,748.5 million reported for the first six months of 2004. Increases were reported in the Textiles and Sports Flooring and Building Products segments, while the Resilient Flooring, Wood Flooring, and Cabinets segments reported decreases. Excluding the favorable impact of foreign exchange rates, consolidated net sales decreased 1.0%.

Operating income in the first half of 2005 was $44.3 million. This compares to operating income of $42.8 million for the first six months of 2004. 2004 results include a non-cash charge of $60.0 million to reflect a goodwill impairment loss related to the European resilient flooring reporting unit. Excluding this non-cash charge results in an adjusted operating income of $102.8 million in 2004. The decline in adjusted operating income was primarily due to higher raw material and energy costs, increased charges for cost reduction initiatives, and higher SG&A expenses.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange and goodwill impairment are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts. Additionally, we reference operating income prior to the goodwill impairment. We believe that this non-GAAP reference provides a clearer picture of our operating performance.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2004, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 41 plants in 12 countries and has approximately 15,000 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets and improved efficiencies in the European flooring market; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$919.0	$903.5	$1,759.7	$1,748.5
Cost of goods sold	718.2	687.1	1,380.7	1,347.5
Selling, general and administrative expenses	167.0	163.1	337.4	311.0
Goodwill impairment	—	60.0	—	60.0
Restructuring charges, net	7.4	1.1	15.6	3.1
Equity (earnings) from joint venture	(10.2)	(9.8)	(18.3)	(15.9)

Operating income	36.6	2.0	44.3	42.8

Interest expense (unrecorded contractual interest of $21.6, $21.7, $43.1, $43.4)	2.1	2.0	4.3	4.1
Other non-operating expense	0.3	0.9	0.3	1.8
Other non-operating (income)	(2.2)	(1.8)	(4.4)	(3.3)
Chapter 11 reorganization costs, net	1.0	1.8	3.0	4.3

Earnings (loss) from continuing operations before income taxes	35.4	(0.9)	41.1	35.9

Income tax expense	17.7	13.6	26.4	30.4

Net earnings (loss) from continuing operations	$17.7	$(14.5)	$14.7	$5.5

(Loss) from discontinued operations, net of tax of $0.2	—	—	—	(0.4)

Net earnings (loss)	$17.7	$(14.5)	$14.7	$5.1

Net earnings (loss) per share of common stock, continuing operations:
Basic	$0.44	$(0.36)	$0.36	$0.14
Diluted	$0.43	$(0.36)	$0.36	$0.14

(Loss) per share of common stock, discontinued operations:
Basic	$—	$—	$—	$(0.01)
Diluted	$—	$—	$—	$(0.01)

Net earnings (loss) per share of common stock:
Basic	$0.44	$(0.36)	$0.36	$0.13
Diluted	$0.43	$(0.36)	$0.36	$0.13

Average number of common shares outstanding:
Basic	40.5	40.5	40.5	40.5
Diluted	40.7	40.5	40.7	40.7

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales:
Resilient Flooring	$317.6	$321.9	$602.5	$626.0
Wood Flooring	214.6	214.1	404.7	411.5
Textiles and Sports Flooring	68.8	65.1	131.7	127.4
Building Products	262.7	247.3	516.3	477.3
Cabinets	55.3	55.1	104.5	106.3

Total net sales	$919.0	$903.5	$1,759.7	$1,748.5

Operating income (loss):
Resilient Flooring	$(3.9)	$(39.1)	$(13.5)	$(24.1)
Wood Flooring	19.9	21.1	28.7	31.4
Textiles and Sports Flooring	(0.5)	(1.7)	(6.4)	(3.6)
Building Products	37.6	38.4	72.9	66.3
Cabinets	(3.3)	1.5	(9.2)	2.1
Unallocated Corporate (expense)	(13.2)	(18.2)	(28.2)	(29.3)

Total Operating Income	$36.6	$2.0	$44.3	$42.8

Selected Balance Sheet Information

(amounts in millions)

	Unaudited
	June 30, 2005	December 31, 2004
Assets:
Current assets	$1,457.9	$1,482.2
Property, plant and equipment, net	1,155.7	1,208.8
Other noncurrent assets	1,920.2	1,918.4

Total assets	$4,533.8	$4,609.4

Liabilities and shareholders’ equity:
Current liabilities	$449.8	$488.1
Liabilities subject to compromise	4,866.8	4,866.2
Other noncurrent liabilities	629.4	666.8
Shareholders’ deficit	(1,412.2)	(1,411.7)

Total liabilities and shareholders’ equity	$4,533.8	$4,609.4

Selected Cash Flow Information (amounts in millions) (unaudited)

	Six Months Ended June 30,
	2005	2004
Net earnings	$14.7	$5.1
Other adjustments to reconcile net earnings to net cash (used for)/provided by operating activities	45.1	119.5
Changes in operating assets and liabilities, net	(89.4)	(85.9)

Net cash (used for)/provided by operating activities	(29.6)	38.7
Net cash (used for) investing activities	(38.8)	(37.4)
Net cash provided by financing activities	18.9	9.6
Effect of exchange rate changes on cash and cash equivalents	(6.3)	(0.9)

Net (decrease)/increase in cash and cash equivalents	(55.8)	10.0
Cash and cash equivalents at beginning of year	515.9	484.3

Cash and cash equivalents at end of period	$460.1	$494.3